Exhibit 10.2
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Double asterisks omissions.

UNIVERSITY OF PENNSYLVANIA
MASTER SPONSORED RESEARCH AGREEMENT
This Sponsored Research Agreement (“Agreement”) is dated as of June 6, 2018 (the “Effective Date”) by and between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), with offices located at Penn Center for Innovation, 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6283, and Ophthotech Corporation, a Delaware corporation (“Sponsor”), having a place of business at One Penn Plaza, Suite 3520, New York, NY 10119. Penn and Sponsor may be referred to herein as a “Party” or, collectively, as “Parties”.
RECITALS:
WHEREAS, Penn and the University of Florida Research Foundation, Inc (“UFRF”) have developed gene therapy technology for treating rhodopsin-mediated autosomal-dominant Retinitis Pigmentosa (adRP) jointly owned and/or controlled by Penn and UFRF as described in International Application No. [**] and U.S. Application No. [**] and their related applications (the “Background Patents”);
WHEREAS, Penn, UFRF and Sponsor have entered into a license agreement dated June 6, 2018 for the purpose of commercializing the Background Patents as provided in Attachment B (the “License Agreement”);
WHEREAS, Penn and Sponsor are entering into this Agreement since Sponsor desires to, among other projects, fund the research of a project to be conducted by [**] of Penn’s School of Veterinary Medicine relating to the study of rhodopsin-mediated autosomal-dominant Retinitis Pigmentosa (adRP);
WHEREAS, Sponsor desires to support such research conducted by Penn in accordance with the terms and conditions of this Agreement; and
WHEREAS, the research programs contemplated by this Agreement are of mutual interest to Sponsor and Penn and further the educational, scholarship and research objectives of Penn as a nonprofit, tax-exempt, educational institution, and may benefit both Sponsor and Penn through the creation or discovery of new inventions, which the Parties may invent solely or jointly in the conduct of the research programs.

NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:
ARTICLE 1
DEFINITIONS

1.1
“Penn Intellectual Property” means all inventions, whether patentable or not, that are (a) conceived or (b) conceived and reduced to practice, in either case ((a) or (b)) in the conduct of the Sponsored Research during the term of this Agreement, including all United States and foreign patent applications claiming said patentable inventions, including any divisional, continuation, continuation-in-part (to the extent that the claims are directed to said patentable inventions), and foreign equivalents thereof, as well as any patents issued thereon and reissues, reexaminations and supplemental examinations thereof and extensions of any of the foregoing. For clarity, Penn Intellectual Property also includes all software created in the conduct of the Sponsored Research during the term of the applicable SOW.

1.2
“Principal Investigator” means the Penn employee who has agreed to serve as faculty investigator for the Sponsored Research as identified in the applicable SOW and shall be responsible for the conduct, supervision and administration of the Sponsored Research under that SOW.

1.3	“Product” means the AAV gene therapy product candidate for autosomal dominant retinitis pigmentosa, licensed by Sponsor pursuant to the License Agreement.

1.4
“Research Results” means all data and information which are generated in the performance of the Sponsored Research during the term of the applicable SOW. Research Results expressly excludes Penn Intellectual Property.

1.5	“Sponsored Research” means the research program described in the applicable SOWs.

1.6
“Statement of Work” or “SOW” means any Statement of Work in substantially the form attached hereto as Attachment A that is entered into as of the Effective Date or in the future by Penn and Sponsor specifying the effective date of the SOW and fully detailing the activities and responsibilities to be undertaken with respect to each applicable research program in addition to any other obligations set forth in this Agreement.

1.7	Other Terms. The definition of each of the following terms is set forth in the section of the Agreement indicated below:

Defined Term	Section
Agreement	Preamble
Effective Date	Preamble
License Agreement	Preamble
Party or Parties	Preamble
Penn	Preamble
Penn Indemnitees	8.2(i)
Related Penn Intellectual Property	5.5
Sponsor	Preamble
ARTICLE 2
SPONSORED RESEARCH

2.1
Conduct. Penn shall promptly commence the Sponsored Research under an applicable SOW after the Effective Date of such SOW and upon payment by Sponsor of any funds owed thereunder, and shall use good faith efforts to conduct such Sponsored Research substantially in accordance with the terms and conditions of this Agreement and the applicable SOW, including the timelines, if any, set forth therein. Sponsor acknowledges that Penn and the Principal Investigator shall have the freedom to conduct and supervise the Sponsored Research in a manner consistent with Penn’s educational and research missions.

2.2
Principal Investigator. If the services of the Principal Investigator become unavailable to Penn in connection with an applicable SOW for any reason, Penn shall be entitled to designate another member of its faculty who is acceptable to Sponsor to serve as the Principal Investigator of the Sponsored Research thereunder. If an acceptable substitute Principal Investigator has not been designated within [**] after the original Principal Investigator ceases his or her services under the applicable SOW, either Party may terminate the SOW upon written notice thereof to the other Party, subject to the provisions of Article 7.

ARTICLE 3
REIMBURSEMENT OF COSTS & PAYMENT

3.1
Reimbursement. Sponsor shall reimburse Penn for an amount equal to its expenditures and reasonable overhead incurred in the conduct of the Sponsored Research as set forth in the applicable SOW. Sponsor acknowledges that this amount is a good faith estimate only and not a guarantee of the cost to conduct the Sponsored Research. If at any time Penn determines that it will require additional funds for the Sponsored Research, it shall notify Sponsor and provide an estimate of the additional amount. Sponsor shall not be liable for any costs in excess of the amount set forth in the applicable SOW unless it has agreed in writing to provide additional funds.

3.2
Equipment. Title to any equipment, laboratory animals, or any other materials made or acquired with funds provided under this Agreement shall vest in Penn, and such equipment, animals, or materials shall remain the property of Penn following termination of the applicable SOW.

ARTICLE 4
RESEARCH RESULTS; RECORDS AND REPORTS

4.1
Research Results. Sponsor shall have the right to use, copy and distribute and have used, copied and distributed Research Results disclosed to Sponsor in records and reports for any reasonable purpose including for making IND and other regulatory filings with respect to the Product. The foregoing rights shall not grant Sponsor any rights under other copyrights or claims of patent applications or issued patents owned by Penn.

4.2
Records. Principal Investigator shall maintain accurate and complete records of the results of the Sponsored Research and shall provide Sponsor with (a) [**] reports of the progress and results of the Sponsored Research in accordance with the applicable SOW, and (b) ongoing informal updates on the progress and results of the Sponsored Research. Penn shall maintain accurate and complete records of the use of the funds provided by Sponsor and shall make such records available to Sponsor upon reasonable notice during Penn’s normal business hours, but not more frequently than [**] of the Effective Date of the applicable SOW.

4.3
Research Reports. Penn hereby grants Sponsor a royalty-free, nontransferable, non-exclusive right to copy, reproduce and distribute any research reports furnished to Sponsor under this Agreement. Sponsor may not charge fees for said research reports, use said research reports for advertising or promotional activities, or alter or modify said research reports without the prior written permission of Penn.

ARTICLE 5
INTELLECTUAL PROPERTY

5.1
Penn Intellectual Property. Except as otherwise set forth in this Agreement or in any other agreement between the Parties, Penn shall retain all right, title and interest in and to Penn Intellectual Property and any patents, copyrights, software and tangible research materials and other intellectual property related thereto.

5.2
Disclosure. Principal Investigator shall promptly provide Penn and Sponsor a written disclosure of any Penn Intellectual Property. Sponsor shall advise Penn in writing, no later than [**] after receipt of such disclosure, whether it requests Penn to file and prosecute patent applications related to such Penn Intellectual Property. If Sponsor does not request Penn to file and prosecute such patent applications, Penn may proceed with such preparation and prosecution at its own cost and expense; but such patent applications shall be excluded from Sponsor’s option under Section 5.5 hereof.

5.3
Prosecution. Penn shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to Penn Intellectual Property. With regard to any patent applications filed at the request and expense of Sponsor, Penn will consult with Sponsor on patent preparation, filing, prosecution and maintenance, including by providing Sponsor with a reasonable opportunity to provide suggestions or comments regarding the same, such suggestions or comments to be reasonably considered for inclusion by Penn in good faith. Sponsor shall reimburse Penn within [**] after receipt of invoice for all documented expenses incurred in connection with the filing and prosecution of the patent applications and maintenance of the patents that Sponsor has requested Penn to prosecute under Section 5.2 hereof.

5.4
Software. Principal Investigator shall provide Penn and Sponsor a written disclosure of any copyrightable software created in the conduct of the Sponsored Research during the term of this Agreement that Principal Investigator reasonably considers to be scientifically valuable, provided that Principal Investigator shall have no obligation to provide the source code for such software.

5.5	Option. In consideration of Sponsor’s funding of the Sponsored Research and payment for intellectual property expenses as provided for in Section 5.3, Penn shall grant Sponsor:

(i)
An exclusive first option to amend the License Agreement to include Related Intellectual Property (as defined below) in the exclusive license granted to Sponsor thereunder, which amendment shall include such Related Intellectual Property on the terms set forth in the License Agreement, without the payment of additional consideration by Sponsor. “Related Intellectual Property”, as used herein, means Penn Intellectual Property that is “fully-funded” by Sponsor and either (a) covered by a Valid Claim of the Background Patents or (b) whose manufacture, use, sale or import would, absent the License Agreement, constitute an infringement, inducement of infringement or contributory infringement of any Valid Claim. “Valid Claim”, means a claim of (x) an issued and unexpired patent in Background Patents which claim has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no further appeal can be taken or has been taken within the time allowed for appeal, and has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer; or (y) a pending patent application that is included in Background Patents which was filed and is being prosecuted in good faith, and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application.

(ii)
An exclusive first option to negotiate to acquire an exclusive license on commercially reasonable terms to all or any portion of Penn Intellectual Property that is not Related Intellectual Property (“Unrelated Intellectual Property”). Penn and Sponsor will negotiate in good faith to determine the terms of a license agreement as to each item of Unrelated Intellectual Property for which Sponsor has agreed to make payment for intellectual property expenses as provided for in Section 5.3, if any.

(iii)
If Sponsor fails to exercise its option within [**] after disclosure of any Penn Intellectual Property to Sponsor, or if Sponsor fails to make payment for intellectual property expenses as provided for in Section 5.3, Penn shall be free to license the applicable Penn Intellectual Property to any party upon such terms as Penn deems appropriate, without any further obligation to Sponsor.

5.6
Government Rights. Any license granted to Sponsor pursuant to Section 5.5 hereof shall be subject to Penn’s right to use and permit other non-profit organizations to use Penn Intellectual Property for educational and academic research purposes and, if applicable, to the rights of the United States government reserved under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued thereunder.

ARTICLE 6
CONFIDENTIALITY& PUBLICATION

6.1
Confidential Information. Sponsor shall not disclose confidential information to Penn unless it is related to the Product or necessary to the performance of the Sponsored Research. Any confidential information provided by Sponsor will be in writing and clearly marked by Sponsor as “Confidential” or, if disclosed orally, written notice will be provided within [**] of disclosure (“Confidential Information”).Penn shall protect Confidential Information with the same degree of care as Penn’s own confidential information. Penn’s and the Principal Investigator’s obligations of confidentiality will exist during the performance of the applicable SOW and for [**] following termination or expiration of the applicable SOW, unless disclosure is required by law or regulation.

The confidentiality obligations contained herein shall not apply to Confidential Information that is:

(i)	Known by Penn or Principal Investigator without restriction prior to disclosure under this Agreement;

(ii)	Disclosed to Penn or Principal Investigator by a third party without an obligation of confidentiality;

(iii)	Available to the public not through a breach of this Agreement by Penn;

(iv)	Independently developed by Penn or Principal Investigator without knowledge or use of Confidential Information disclosed by Sponsor under this Agreement;

(v)	Published or disclosed in accordance with the terms of this Agreement; or

(vi)
Required to be produced in litigation or a public investigation. To the extent feasible and permitted by law, Penn will give reasonable notice to Sponsor to allow Sponsor to offer its objections to the production of Confidential Information.

6.2
Penn Intellectual Property. In order to preserve the patentability of Penn Intellectual Property and to preserve Penn’s publication rights, Sponsor shall maintain Penn Intellectual Property, Research Results and information provided by Penn pursuant to the Sponsored Research (whether oral or written) as confidential and shall not disclose such information to any third party until the publication of such information by the Principal Investigator or until Penn provides Sponsor with written verification that all desirable patentable inventions have been protected, whichever occurs sooner. In the event that Sponsor wishes to disclose Research Results or any other information provided by Penn pursuant to the Sponsored Research to a third party prior to the publication of such information by the Principal Investigator or such time as Penn provides Sponsor with written verification that all desirable patentable inventions have been protected, whichever occurs sooner, Sponsor shall obtain Penn’s written permission for such disclosure pursuant to a confidentiality agreement with such third party (provided that no Confidentiality Agreement is required for disclosure to a regulatory agency in connection with any IND or other regulatory filing with respect to the Product), which permission shall not be unreasonably withheld delayed or conditioned; provided that, such permission shall not be required with respect to disclosure of information to a regulatory agency in connection with any IND or other regulatory filing with respect to the Product that occurs [**] or more after the termination or expiration of the applicable SOW. For the sake of clarity, once permission has been granted for a disclosure in connection with any IND or other regulatory filing with respect to the Product, no additional permission shall be required for subsequent disclosures in connection with additional IND or other regulatory filings with respect to the Product.

6.3
Publications. Penn shall have the first right to publish, present or otherwise disclose (each a “Publication”) Research Results or other information and material resulting from the Sponsored Research for any academic purpose. Penn shall furnish the Sponsor with a copy of any proposed Publication at least [**] in advance of the date of the submission of said proposed Publication in order for Sponsor to review and comment on said proposed Publication to (a) determine whether such contains any Confidential Information and (b) enable Sponsor to identify any Penn Intellectual Property that it wishes Penn to file patent applications on or to seek other intellectual property protection for. If within the [**] review period (i) Sponsor notifies Penn that the Sponsor requires deletion from the publication or presentation of Confidential Information, the Parties will cooperate to modify the disclosure to ensure Confidential Information is not disclosed or (ii) if Sponsor requests that publication or presentation be delayed to allow for patent filings or other intellectual property protection on certain items in the proposed publication or presentation, Penn shall delay the Publication for up to an additional [**] to allow for the filing of patent applications or other intellectual property protection.
ARTICLE 7
TERM & TERMINATION

7.1
Term. The initial term of this Agreement shall begin on the Effective Date of this Agreement and shall end three (3) years from the Effective Date unless terminated sooner pursuant to Sections 2.2 or 7.2 hereof. This Agreement may be extended or renewed only by mutual written agreement executed by duly authorized representatives of the Parties.

7.2
Termination. In addition to the termination right set forth in Section 2.2 hereof, either Party may terminate this Agreement or any SOW effective upon written notice to the other Party, if the other Party breaches any of the terms or conditions of this Agreement or the applicable SOW and fails to cure such breach within [**] after receiving written notice thereof. In the event of an incurable breach, the non-breaching Party may terminate this Agreement or the applicable SOW effective immediately upon written notice to the breaching Party.

7.3	Effects of Termination.

(i)
In the event of termination of any SOW prior to its stated term, Penn shall be entitled to payment for the work in progress up to the date of termination, and for allowable costs. Allowable costs include, without limitation, all costs or non-cancellable commitments incurred prior to the receipt, or issuance, by Penn of the notice of termination, and the full cost of each employee, student and faculty member supported hereunder through the end of such commitments to the extent they cannot be transferred to other projects, each to the extent incurred in accordance with the terms and conditions of this Agreement and in any event, in the case of costs for employees, students and faculty members, for a period not in excess of [**] from the Effective Date of the SOW. In the event of termination, Penn shall submit a final report of all costs incurred and all funds received under the applicable SOW within [**] after the effective termination date. The report shall be accompanied by a check in the amount of any excess of funds advanced over costs and allowable commitments incurred. In case of a deficit of funds, Sponsor shall pay Penn the amount needed to cover costs and allowable commitments incurred by Penn under the applicable SOW.

(ii)
In the event of termination of this Agreement, any SOW(s) in effect at the time of such termination shall continue in effect until expiration or termination of such SOW(s) and the terms of this Agreement shall remain applicable to such SOW(s).

(iii)	Termination of any individual SOW will not result in termination of this Agreement or any other SOW unless the Parties specify such intention in the termination notice.

(iv)
Termination of this Agreement shall not affect the rights and obligations of the Parties accrued prior to termination hereof. The provisions of ARTICLE 3; ARTICLE 4; ARTICLE 5; ARTICLE 6; ARTICLE 7; ARTICLE 8; and ARTICLE 9, shall survive such termination.

ARTICLE 8
DISCLAIMER OF WARRANTIES, INDEMNIFICATION

8.1
Both Parties represent that its execution of this Agreement and its performance of its obligations hereunder do not conflict with any agreement with or obligation to any third party. Penn further represents that the Principal Investigator and any other Penn personnel assisting the Principal Investigator with performance of the Sponsored Research on behalf of Penn shall be under a duty to assign their entire right, title and interest in and to Penn Intellectual Property to Penn. Without limiting Sponsor’s remedies with respect to any breach of Penn’s representations and covenants hereunder, if at any time the staff of the Penn Center for Innovation becomes aware of any inaccuracy in, noncompliance with, or change in the foregoing representations and covenants of Penn, it will provide Sponsor with prompt written notice thereof. EXCEPT FOR THE FOREGOING REPRESENTATIONS AND COVENANTS, PENN MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SPONSORED RESEARCH OR ANY PENN INTELLECTUAL PROPERTY OR RESEARCH RESULTS OR THAT USE OF PENN INTELLECTUAL PROPERTY OR RESEARCH RESULTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER INTELLECTUAL PROPERTY RIGHT OF A THIRD PARTY. WITHOUT LIMITING PENN’S OBLIGATIONS TO PERFORM THE SPONSORED RESEARCH IN ACCORDANCE WITH THIS AGREEMENT, PENN SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY OTHER PERSON RESULTING FROM THE SPONSORED RESEARCH OR THE USE OF ANY PENN INTELLECTUAL PROPERTY, ANY RESEARCH RESULTS OR ANY PRODUCTS RESULTING THEREFROM. NOTWITHSTANDING THE FOREGOING, ABSENT SPONSOR’S

NEGLIGENCE OR WILLFUL MISCONDUCT, PENN SHALL BE RESPONSIBLE FOR ANY PERSONAL INJURY OR DEATH RESULTING FROM THE CONDUCT OF THE SPONSORED RESEARCH EXCEPT AS SET FORTH IN SECTION 8.2 HERETO.

8.2	Indemnification.

(i)
Sponsor shall indemnify, defend and hold harmless Penn and its respective trustees, officers, faculty, students, employees, contractors and agents (the “Penn Indemnitees”) from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys’ fees), which the Penn Indemnitees may hereafter incur, or be required to pay as a result of third party claims based on Sponsor’s use of the results of Sponsored Research or any Penn Intellectual Property or Research Results or as a result of any third party claims based on a breach of this Agreement or any act or omission of Sponsor, its employees, affiliates, contractors, licensees or agents, provided that Sponsor’s obligations pursuant to this Section 8.2(i) shall not apply to the extent such claims or suits result from the negligence or willful misconduct of any of Penn Indemnitees as determined by a court of law.

(ii)
As a condition to a Penn Indemnitee’s right to receive indemnification under this Section 8.2, Penn shall: (a) promptly notify Sponsor when it becomes aware of a claim or suit for which indemnification may be sought pursuant hereto; (b) cooperate with Sponsor in the defense, settlement or compromise of such claim or suit; and (c) permit the Sponsor to control the defense, settlement or compromise of such claim or suit, including the right to select defense counsel. In no event, however, may Sponsor compromise or settle any claim or suit in a manner which (a) admits fault or negligence on the part of Penn or any other Penn Indemnitee; or (b) commits Penn or any other Penn Indemnitee to take, or forbear to take, any action, without the prior written consent of Penn. Penn shall reasonably cooperate with Sponsor and its counsel in the course of the defense of any such suit, claim or demand.

ARTICLE 9
ADDITIONAL PROVISIONS

9.1
Force Majeure. Neither Party shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, terrorism, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

9.2
Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed, for financial, tax, legal or other purposes, to constitute a partnership, agency, joint venture or employer-employee relationship between the Parties. The Parties are independent contractors and at no time will either Party make commitments or incur any charges or expenses for or on behalf of the other Party.

9.3
Expenses. Except as otherwise provided in this Agreement, each Party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby

9.4
Third Party Beneficiary. No party, other than Penn or Sponsor shall be entitled to any rights whatsoever by virtue of the relationships created by or arising under this Agreement, including, without limitation, rights as a third party beneficiary

9.5
Use of Names. Except as otherwise agreed in writing, Sponsor and its affiliates may not use the name, logo, seal, trademark, or service mark (including any adaptation of them) of Penn or any Penn school, organization, employee, student or representative, without the prior written consent of Penn. Notwithstanding the foregoing, Sponsor may use the name of Penn in a non-misleading and factual manner solely to state Sponsor’s funding of this Sponsored Research. Penn shall not use Sponsor’s name without Sponsor’s prior written consent except that Penn may acknowledge Sponsor’s funding of this Sponsored Research and any scientific contributions in scientific publications, in listings of sponsored research projects and for other academic purposes.

9.6
No Discrimination. Neither Penn nor Sponsor will discriminate against any employee or applicant for employment because of race, color, sex, sexual or affectional preference, age, religion, national or ethnic origin, handicap, or veteran status

9.7	Successors and Assignment.

(i)	The terms and provisions hereof shall inure to the benefit of, and be binding upon, the Parties and their respective successors and permitted assigns.

(ii)
Sponsor may not assign or transfer this Agreement, any of Sponsor’s rights or obligations created hereunder, any SOW, or any of Sponsor’s rights or obligations thereunder, by operation of law or otherwise, without the prior written consent of Penn, except to an affiliate or in connection with the sale or transfer of all or substantially all of Sponsor’s business or assets relating to the subject matter of this Agreement, whether by merger, sale of assets or otherwise provided, that, in either case, (a) there exists no material breach by Sponsor of any material term of this Agreement and/or the applicable SOW; (b) Sponsor provides prompt written notice of the affiliate assignment or transaction to Penn; and (c) the assignee agrees in writing to be legally bound by this Agreement and/or the applicable SOW. Any permitted assignment will not relieve Sponsor of any obligation of Sponsor that has accrued at the time of assignment.

(iii)	Any assignment not in accordance with this Section 9.7 shall be void.

9.8
Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

9.9
Entire Agreement of the Parties; Amendments. This Agreement and the Schedules and Attachments hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in a writing referencing this Agreement and signed by a duly authorized officer of each Party.

9.10
Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the Commonwealth of Pennsylvania.

9.11
Dispute Resolution. If a dispute arises between the Parties concerning this Agreement, then the Parties will confer, as soon as practicable, in an attempt to resolve the dispute. If the Parties are unable to resolve such dispute amicably, then the Parties will submit to the exclusive jurisdiction of, and venue in, the state and Federal courts located in the Eastern District of Pennsylvania.

9.12
Notices and Deliveries. Any notice, request, approval or consent required or permitted to be given under this Agreement shall be in writing and directed to a Party at its address shown below or such other address as such Party shall have last given by notice to the other Party. A notice will be deemed received: if delivered personally, on the date of delivery; if mailed, five (5) days after deposit in the United States mail; if sent via courier, one (1) business day after deposit with the courier service.

For Penn	with a copy to:

Office of Research Services	Penn Center for Innovation
University of Pennsylvania	3160 Chestnut Street, Suite 200
P221 Franklin Building	Philadelphia, PA 19104-6283
3451 Walnut Street	Attn: Executive Director
Philadelphia, PA 19104-6283
Attention: Executive Director
PennERA Institution #: [**]

For Sponsor:	with a copy to:

Ophthotech Corporation	WilmerHale LLP
One Penn Plaza, Suite 3520	60 State Street
New York, NY 10119	Boston, MA 02109

Attention: Legal Department	Attention: Steven D. Barrett, Esq.
(steven.barrett@wilmerhale.com)
Any invoice for Sponsor shall be sent by electronic mail to [**], with a manual copy to the address for Sponsor set forth above.

9.13
Waiver. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any other term or condition hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

9.14
Severability. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under law, but if any provision of this Agreement is held to be prohibited by or invalid under law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties shall make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

9.15
Interpretation. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, and Schedules shall be deemed references to Articles and Sections of, and Schedules to, this Agreement unless the context shall otherwise require.

9.16
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A portable document format (PDF) or electronic copy of this Agreement, including the signature pages, will be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Agreement as of the date first written above.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA By: /s/ Christine Baxter Name: Christine Baxter Title: Associate Director, Corporate Contracts, Penn Center for Innovation	OPHTHOTECH CORPORATION By: /s/ Glenn Sblendorio Name: Glenn Sblendorio Title: Chief Executive Officer & President

[Signature Page to Master Sponsored Research Agreement]

Attachment A
SOW TEMPLATE
SOW #___
This individual Statement Of Work # [insert number] (the “SOW”) is entered into as of [date] (the “SOW Effective Date”) pursuant to the terms and conditions of the Master Sponsored Research Agreement between The Trustees of the University of Pennsylvania, a Pennsylvania nonprofit corporation (“Penn”), with offices located at Penn Center for Innovation, 3160 Chestnut Street, Suite 200, Philadelphia, PA 19104-6283, and Ophthotech Corporation, a Delaware corporation (“Sponsor”), having a place of business at One Penn Plaza, Suite 3520, New York, NY 10119 dated June 4, 2018 (the “Agreement’). Penn and Sponsor may be referred to herein as a “Party” or, collectively, as “Parties”.
Capitalized terms used in this SOW and not otherwise defined will have the same meaning as set forth in the Agreement.
The Parties hereby agree as follows:

1.
Scope. This document constitutes a Statement of Work as defined in the Agreement. The Collaborative Research described in this SOW are to be conducted in accordance with the terms and conditions of the Agreement.

2.	Penn Principal Investigator.

a.	Principal Investigator Name: [Insert PI name]

b.	Principal Investigator Address: [Insert PI address]

c.	Principal Investigator email and fax: [Insert PI email and fax]

3.	Sponsored Research. A specific description of the Sponsored Research to be conducted pursuant to this SOW is set forth below:

4.	Period of Performance.

5.	Report Schedule.

6.	Payment Terms.
Sponsor shall make payments in advance to Penn in accordance with the payment schedule set forth in Attachment A. All payments shall clearly identify the Principal Investigator, Penn ERA Number __________ and Sponsored Research. All payments are to be payable in United States dollars, and if by check, made out to “The Trustees of the University of Pennsylvania”, and sent to:
The Trustees of the University of Pennsylvania
P.O. Box 785541
Philadelphia, PA 19178-5541
Penn Tax Identification Number: 23-1352685
For all payments made by wire transfer, banking information is as follows:
Banking Information:

Bank Name:	[**]
Bank Address:	[**]
[**]
ACH Coordinator:	[**]
Account Title:	[**]
Account Type:	[**]
Account #:	[**]
ABA Routing #:	[**]
SWIFT CODE:	[**]
CHIPS:	[**]
Reference:	PI , Institution #_____________

Budget Total: [insert]
Payment Schedule:

Date Payment Due	Amount of Payment Due

1. Within [**] of signature	1.
2.	2.
3.	3.
4.	4.

7.	Term. The term of this SOW will commence on the SOW Effective Date and will terminate on [date] unless earlier terminated in accordance with Article 7 of the Agreement.

8.	Amendments. No modification, amendment, or waiver of this SOW shall be effective unless in writing and signed by a duly authorized representative of each Party.
[Signature page follows]

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereby execute this Statement of Work # [insert number] as of the date first written above.

THE TRUSTEES OF THE UNIVERSITY OF PENNSYLVANIA By: Name: Title:	OPHTHOTECH CORPORATION By: Name: Title:
I have read and understand the responsibilities of the Principal Investigator: By: Name: Title:

Attachment B
License Agreement Begins on Following Page
Filed as Exhibit 10.1 to the Company’s Quarterly Report Form 10-Q
for the fiscal period ended June 30, 2018